Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES ISSUES $125 MILLION IN

SENIOR UNSECURED NOTES

WASHINGTON, D.C. – March 25, 2025 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to U.S. Government agencies and its adjacent partners, announced today that it has entered into a master notes purchase agreement to issue $125 million of five and seven-year senior unsecured notes (“Senior Notes”) issued and sold by Easterly Government Properties LP, the Company’s operating partnership (the “Partnership”) on March 20, 2025, consisting of:

•
$25 million of 6.13% Series A Senior Notes with a maturity date of March 20, 2030; and
•
$100 million of 6.33% Series B Senior Notes with a maturity date of March 20, 2032.

“Easterly’s ability to issue senior unsecured notes and attract both new and existing investors demonstrates our capacity to thrive in times of market volatility,” said Allison Marino, Easterly’s Chief Financial Officer. “Such resilience not only underscores Easterly’s solid fundamentals but also reinforces its long-term growth potential, financial stability, and ability to earn the trust of investors even in uncertain environments.”

The Senior Notes have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any other jurisdiction absent registration or an exemption from the registration requirements of the Securities Act of 1933 and the applicable securities laws of any state or other jurisdiction.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 25, 2025. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Senior Vice President, Investor Relations & Operations

202-596-3947

IR@easterlyreit.com